Exhibit 10.41

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ANADARKO PETROLEUM CORPORATION,

ANADARKO E&P COMPANY LP,

HOWELL PETROLEUM CORPORATION AND

KERR-MCGEE OIL & GAS ONSHORE LP

AS SELLER

AND

EXCO RESOURCES, INC.

AS PURCHASER

Executed on February 1, 2007

v

EXHIBITS

Exhibit “A”	Leases and Mineral Interests

Exhibit “A-1”	Wells, Future Wells and Units

Exhibit “A-2”	Equipment

Exhibit “B”	Conveyance

Exhibit “C”	Indemnity Agreement

Exhibit “D”	Seismic License

SCHEDULES

Schedule 1.2(d)	Contracts

Schedule 1.2(e)	Surface Contracts

Schedule 1.2(g)	Pipelines

Schedule 1.3(e)	Excluded Items

Schedule 1.4	Effective Time; Proration of Costs and Revenues

Schedule 5.7(a)	Party Proceedings

Schedule 5.7(b)	Non-Party Proceedings

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws

Schedule 5.10	Certain Contract Matters

Schedule 5.11	Hydrocarbon Production Payments

Schedule 5.12	Governmental Authorizations

Schedule 5.13	Preference Rights and Transfer Requirements

Schedule 5.14	Payout Balances

Schedule 5.15	Outstanding Capital Commitments

Schedule 5.16	Imbalances

Schedule 5.22	Plugging and Abandonment

Schedule 7.6	Operation of Business

Schedule 7.15	Hedging Transactions

DEFINITIONS

“1031 Assets” has the meaning set forth in Section 7.8(c).

“actual knowledge” has the meaning set forth in Section 5.1(a).

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(j).

“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(j).

“Agreed Accounting Firm” has the meaning set forth in Section 9.4(b).

“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as the one month London Interbank Offered Rate (LIBOR) plus 75 basis points, with adjustments in that rate to be made on the same day as any change in that rate.

“Agreement” means this Purchase and Sale Agreement.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“AEP” has the meaning set forth in the preamble hereto.

“APC” has the meaning set forth in the preamble hereto.

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3.

“Audited Financial Statements” has the meaning set forth in Section 7.1(c).

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Notice” has the meaning set forth in Section 11.4(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).

“Counterparties” has the meaning set forth in Section 7.15.

“Cure Period” has the meaning set forth in Section 3.4(c).

“Deductible” has the meaning set forth in Section 11.8(a).

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.

“DTPA” has the meaning set forth in Section 11.11(a).

“Earned” has the meaning set forth in Section 1.4(b).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3.

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same may have been amended, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C.

§ 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.  The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.

“Equipment” has the meaning set forth in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event” has the meaning set forth in definition of Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Seller Obligations” has the meaning set forth in Section 11.3.

“Final Purchase Price” has the meaning set forth in Section 9.4(b).

“Final Settlement Date” has the meaning set forth in Section 9.4(b).

“Fundamental Representations” has the meaning set forth in Section 11.4(a).

“Future Well” means a well to be drilled in the future on a Future Well Location, which (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the Effective Time.

“Future Well Location” means each drilling location identified on Exhibit A-1, subject to any depth restriction set forth in such Exhibit A-1 with respect to such location.

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Authorizations” has the meaning set forth in Section 5.12.

x

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid,  hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“Hedging Transactions” has the meaning set forth in Section 7.15.

“Howell” has the meaning set forth in the preamble hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“incurred” has the meaning set forth in Section 1.4(b).

“Indemnified Party” has the meaning set forth in Section 11.7(a).

“Indemnifying Party” has the meaning set forth in Section 11.7(a).

“Indemnity Agreement” has the meaning set forth in Section 3.4(d)(ii).

“Independent Expert” has the meaning set forth in Section 4.3.

“Individual Benefit Deductible” has the meaning set forth in Section 3.4(j).

“Individual Environmental Deductible” has the meaning set forth in Section 4.3.

“Individual Title Deductible” has the meaning set forth in Section 3.4(j).

“Invasive Activity” has the meaning set forth in Section 4.1.

“KMOG” has the meaning set forth in the preamble hereto.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Like-Kind Exchange” has the meaning set forth Section 7.8(c).

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Assets, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated hereby.  Excluded from such Events for the purposes of determining whether a “Material Adverse Affect” has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (D) any effect resulting from a change in Laws or regulatory policies.

“Material Contracts” has the meaning set forth in Section 5.10.

“Maximum Indemnity Amount” has the meaning set forth in Section 11.8(a).

“Mineral Interests” has the meaning set forth in Section 1.2(a).

“NAGS” means those certain gathering assets owned by Anadarko Gathering Company that are subject to the NAGS Agreement.

“NAGS Agreement” means that certain Gas Purchase and Sales Contract dated September 1, 1993, between APC and Anadarko Gathering Company, as amended, that is described on Schedule 1.2(d).

“NGA” has the meaning set forth in Section 5.19.

“NGPA” has the meaning set forth in Section 5.19.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 11.7(a).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Permitted NAGS Buyer” means any of Oneok, Inc., Kinder Morgan, Inc., DCP Midstream Partners, LP or any of their respective wholly-owned subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” has the meaning set forth in Section 1.2(g).

“Pipelines” has the meaning set forth in Section 1.2(g).

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceeding” or “Proceedings” has the meaning set forth in Section 5.7.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(b).

“Proprietary Seismic Data” means all of Seller’s proprietary geophysical, seismic and geological data collected or obtained from any 3D seismic surveys, covering the Lands, including any processed or reprocessed data.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.5.

“Q1” has the meaning set forth in Section 7.8(c).

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Records” has the meaning set forth in Section 1.2(i).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

“Retained Asset” has the meaning set forth in Section 7.7(c).

“Retained Employee Liabilities” shall mean any liabilities of Seller or any of its Affiliates (i) to employees of Seller or any of its Affiliates arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or similar state or local law), as a result of actions taken by Seller or any of its Affiliates on or prior to the Closing, (ii) arising out of claims by or on behalf of employees of Seller or any of its Affiliates with respect to events that occur on or prior to the Closing and that relate to their employment with, or the terminations of their employment from, Seller, (iii) with respect to employees of Seller or any of its Affiliates arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or has been sponsored by, contributed to, or maintained by, Seller or any of its Affiliates, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.

“Royalty Actions” means each Proceeding listed under Category 3 on Schedule 5.7(a) other than the Proceeding listed in item 6 and item 7 under the same category.

“Royalty Amounts” has the meaning set forth in Section 11.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Seismic License” means that certain seismic license covering Proprietary Seismic Data in the form attached hereto as Exhibit D.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Persons” has the meaning set forth in Section 11.6.

“Seller Operated Assets” means Assets operated by Seller.

“Statements of Revenues and Expenses” has the meaning set forth in Section 7.1(b).

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Tax Allocated Value” has the meaning set forth in Section 2.3.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Returns” has the meaning set forth in Section 5.8(a).

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 11.7(a).

“Title Arbitrator” has the meaning set forth in Section 3.4(i).

“Title Benefit” has the meaning set forth in Section 3.2(d).

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2(d).

“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Transition Services Agreement” has the meaning set forth in Section 7.13.

“Units” has the meaning set forth in Section 1.2(c).

“UTPCPL” has the meaning set forth in Section 11.11(a).

“Warranty Well” means a Well or a Future Well, as the context requires.

“Wells” has the meaning set forth in Section 1.2(b).

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is executed on February 1, 2007, by and among Anadarko Petroleum Corporation, a Delaware corporation (“APC”), Anadarko E&P Company LP, a Delaware limited partnership (“AEP”), Howell Petroleum Corporation, a Delaware corporation (“Howell”), and Kerr-McGee Oil & Gas Onshore LP, a Delaware limited partnership (“KMOG”; APC, AEP, Howell and KMOG are collectively called “Seller”), and EXCO Resources, Inc., a Texas corporation (“Purchaser”).

RECITALS

A.            Seller owns the Assets as more fully described in Section 1.2 and the exhibits hereto.

B.            Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1            Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Seller Obligations.

Section 1.2            Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a)           All (i) of the oil and gas leases; subleases and other leaseholds; carried interests; farmout rights; options; and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth on Exhibit A (collectively, the “Leases”) and (ii) fee mineral interests, fee royalty interests and other fee interests in oil, gas and other minerals described on Exhibit A (collectively, the “Mineral Interests”), (in each case) together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases and the Mineral Interests and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)           All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (collectively, the “Wells”);

(c)           All interests of Seller in or to any currently existing pools or units which include any Lands or all or a part of any Leases or Mineral Interests or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Mineral Interests, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interests of Seller in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease or the Mineral Interests, and all tenements, hereditaments and appurtenances belonging to the Leases, the Mineral Interests and Units;

(d)           All contracts, agreements and instruments by which the Properties are bound or subject, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties rather than Seller’s or any of its Affiliates’ other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)           All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.7;

(f)            All treatment and processing plants and equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties, including those identified on Exhibit A-2 (“Equipment”);

(g)           All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties, including those identified on Schedule 1.2(g) (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)           All Hydrocarbons produced from or attributable to the Leases, Mineral Interests, Lands, and Wells from and after the Effective Time, together with Imbalances associated with the Properties;

(i)            All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes; and

(j)            All vehicles or vessels used exclusively in connection with the Assets.

Section 1.3            Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):

(a)           except to the extent necessary to satisfy Seller’s obligations under Section 7.1(b), (i) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) all books, records and files that relate to the Excluded Assets, (iii) those records retained by Seller pursuant to Section 1.2(i) and (iv) copies of any other Records retained by Seller pursuant to Section 1.5;

(b)           subject to the Seismic License, all geological and geophysical data (including all seismic data, including reprocessed data), reserve estimates, economic estimates, and, to the extent excluded from Section 1.2(i), all logs, interpretive data, technical evaluations and technical outputs;

(c)           all rights to any refund related to the Excluded Seller Obligations or Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d)           Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e)           those items listed in Schedule 1.3(e);

(f)            all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g)           all claims and causes of action described in Schedule 5.7;

(h)           except to the extent specifically provided in Section 1.2(j), all right, title and interest of Seller in and to vehicles or vessels used in connection with the Assets;

(i)            all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(j)            subject to Section 12.5, any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k)           a nonexclusive right to freely use any copies of any logs, interpretive data, technical outputs, technical evaluations, maps, engineering data and reports, reserve studies and evaluations, and other data and information being transferred as a part of the Assets that Seller is entitled to retain pursuant to Section 1.5; and

(l)            all Retained Assets not conveyed to Purchaser pursuant to Section 7.7 and any Property excluded pursuant to Section 3.4(d)(iii).

Section 1.4            Effective Time; Proration of Costs and Revenues.

(a)           Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on January 1, 2007 (the “Effective Time”), as described below.

(b)           Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards, as applicable. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, or, if none, the amounts shown under Schedule 1.4 shall be the overhead amounts deemed charged to the Assets, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 11 or elsewhere in this Agreement.  For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed.  For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date.  For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this  Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they are placed into the storage facilities and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment.  Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5            Delivery and Maintenance of Records.

Seller, at Seller’s sole cost and expense, shall deliver the Records (FOB Seller’s office) to Purchaser within thirty (30) days following Closing; provided, however, that Seller shall be entitled to retain those original Records necessary to comply with its obligations under the Transition Services Agreement for so long as is reasonably necessary to comply with its obligations under the Transition Services Agreement and Seller, at Purchaser’s sole expense, shall provide Purchaser with copies of any such original Records retained by Seller as soon as reasonably practicable.  Other than any original Records retained by Seller pursuant to Section 1.2(i), Purchaser shall be entitled to all original Records maintained by Seller (other than such Records maintained at the Grogans Mill offsite storage facility, which is addressed below) ,and a scanned copy of all of the original Records and, to the extent available and specifically identifiable to the Assets, original Records maintained by Seller at its Grogans Mill offsite storage facility.  Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for their own account.  Purchaser shall preserve the Records for a period of ten (10) years following the Closing and will allow Seller and its representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records for any legitimate business reason of Seller, including in order for Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute; provided, however, that Purchaser shall not be required to grant access to Seller or any of its representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that would cause Purchaser to violate any obligation to any third party or breach any restriction legally binding on Purchaser.  Any such access shall be at the sole cost and expense of Seller.  Unless otherwise consented to in writing by Seller, for a period of ten (10) years following the Closing Date, Purchaser shall not and shall cause its Affiliates not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.

ARTICLE 2
PURCHASE PRICE

Section 2.1            Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be $860,000,000 adjusted as provided in Section 2.2.

Section 2.2            Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards, as applicable, in order to reach the Adjusted Purchase Price:

(a)           Reduced by the aggregate amount of the following proceeds received by Seller between (and including) the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

(b)           Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(c)           (i) If the parties make the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Deductible and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing and (ii) subject to the Individual Benefit Deductible and the Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;

(d)           Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred during the Adjustment Period (including any overhead costs under Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);

(e)           Reduced to the extent provided in Section 3.4(d)(iii) for any Properties excluded from the Assets pursuant to Section 3.4(d)(iii) and reduced to the extent provided in Section 4.3 for Environmental Defects;

(f)            Reduced by the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by Seller as of the Closing Date;

(g)           Increased or reduced as mutually agreed upon in writing prior to Closing by Seller and Purchaser;

(h)           Increased by the value of the amount of merchantable Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time (which value shall be computed at the applicable third-party contract prices for the month of December 2006 for such stored Hydrocarbons); and

(i)            Reduced by the actual net aggregate Imbalances, if any, owed by Seller to third-parties, as of the Effective Time, multiplied by a price of $3.00 per MMBtu.

Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

The Purchase Price less the Deposit provided for in Section 2.4, adjusted as set forth in (a) through (i), shall be increased by simple interest thereon from the Effective Time to the Closing Date, computed at the Agreed Interest Rate.

Section 2.3            Allocation of Purchase Price for Tax Purposes

Purchaser and Seller will use commercially reasonable efforts to agree, on or before the Closing Date, upon an allocation of the unadjusted Purchase Price among each of the Assets, in compliance with the principles of Section 1060 of the Code, and the Treasury regulations thereunder.  Such allocation of value shall be generally treated as Class V assets for purposes of Internal Revenue Service Form 8594 to the extent possible consistent with the character of the Assets involved. The “Tax Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price to be allocated to such Asset by the parties pursuant to this Section 2.3, increased or reduced as described in this Article 2.  Any adjustments to the Purchase Price other than the adjustments provided for in Sections 2.2(b), 2.2(c), and 2.2(e) shall be applied on a pro rata basis to the amounts agreed to by the parties pursuant to this Section 2.3 for all Assets to the maximum extent possible consistent with the character of the adjustments.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.2(b), 2.2(c), and 2.2(e) shall be applied to the amounts agreed to by the parties pursuant to this Section 2.3 for the particular affected Assets. After Seller and Purchaser have agreed on the Tax Allocated Values for the Assets, Seller will be deemed to have accepted such Tax Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree (i) that the Tax Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to Governmental Bodies, in audit or other proceedings with respect to Taxes unless required by applicable Law or with the consent of the other party.  Purchaser and Seller agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060)

proposed to be filed with the Internal Revenue Service by such party or any Affiliate thereof within ten (10) days prior to such filing.

Section 2.4            Deposit

On or before 12:00 p.m. on February 2, 2007, Purchaser will pay to Seller an earnest money deposit in an amount equal to $43,000,000 (the “Deposit”).  The Deposit shall be non-interest bearing and applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.

ARTICLE 3
TITLE MATTERS

Section 3.1            Seller’s Title.

(a)           Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Purchaser hereby acknowledges and agrees that the sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 3.4(d) and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b).

(b)           The conveyance covering the Assets to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the “Conveyance”).  The Conveyance shall contain a special warranty of Defensible Title by, through and under Seller and its Affiliates, but not otherwise, to the Units, Warranty Wells and other Assets shown on Exhibit A-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.

(c)           Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported by Purchaser under Section 3.4(a) and/or any Title Defect actually known by any officer of Purchaser or any of its Affiliates prior to the Title Claim Date.

(d)           Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of Seller’s special warranty of title contained in the Conveyance to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 3.2            Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Units, Warranty Wells or other Assets shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:

(a)           Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Unit, Warranty Well or other Asset shown in Exhibit A-1 throughout the duration of the productive life of such Unit, Warranty Well or other Asset (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Warranty Well or other Asset, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit A-1;

(b)           Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit, Warranty Well or other Asset shown in Exhibit A-1  not greater than the “working interest” shown in Exhibit A-1 for such Unit, Warranty Well or other Asset without increase throughout the productive life of such Unit, Warranty Well or other Asset, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(c)           Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

(d)           As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Units, Warranty Wells or other Assets shown on Exhibit A-1 as of the Effective Time and the Closing. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Unit, Warranty Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)                                     defects based solely on (1) lack of information in Seller’s files, or (2) references to a document(s) if such document(s) is not in Seller’s files;

(ii)                                  defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized;

(iii)                               defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county or parish in which such Property is located;

(iv)                              defects based on a gap in Seller’s chain of title in the county or parish records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; and

(v)                                 defects that have been cured by applicable Laws of limitation or prescription.

Section 3.3            Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)           Royalties and any overriding royalties, reversionary interests and other burdens on production, to the extent that any such burden does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(b)           All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(c)           Preference Rights applicable to this or any future transaction;

(d)           Transfer Requirements applicable to this or any future transaction;

(e)           Liens for current Taxes or assessments not yet delinquent;

(f)            Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(g)           All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h)           Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)            Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, (ii) increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)            Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(d);

(k)           All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)            Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(m)          Any matters shown on Exhibit A-1;

(n)           Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest;

(o)           Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Deductible set forth in Section 3.4(j);

(p)           Imbalances associated with the Assets; and

(q)           Liens granted under applicable joint operating agreements.

Section 3.4            Notice of Title Defect Adjustments.

(a)           To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before April 2, 2007 (the “Title Claim Date”); provided, however, that Purchaser agrees that it shall furnish Seller once every two (2) weeks, commencing on the fourteenth (14th) day following the date of this Agreement until the Title Claim Date with a Title Defect Notice if any officer of Purchaser or its Affiliates discover or learn of any Title Defect during such two (2) week period.  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units, Warranty Wells or other Assets in Exhibit A-1 affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, but subject to Purchaser’s rights in connection with the special warranty of title referenced in Section 3.1(b), Purchaser shall be deemed to have waived its right to assert Title Defects of which Seller has not been given notice on or before the Title Claim Date.  For purposes hereof, the “Allocated Value” of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular Unit, Warranty Well or other Asset in Exhibit A-1.

(b)           Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units, Warranty Wells or other Assets in Exhibit A-1 affected, (iii) the Allocated Values of the Units, Warranty Wells or other Assets in Exhibit A-1 subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of those Units, Warranty Wells or other Assets is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice to Purchaser on or before the Title Claim Date.

(c)           Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised in writing by Purchaser.

(d)           Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Purchaser and Seller shall mutually elect to have one of the following remedies apply:

(i)                                     subject to the Individual Title Deductible and the Aggregate Defect Deductible, have the Purchase Price reduced by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) or Section 3.4(i) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination;

(ii)                                  indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in the form attached hereto as Exhibit C; or

(iii)                               have Seller retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property.

In the event that Purchaser and Seller cannot mutually agree upon one of the foregoing remedies with respect to a Title Defect asserted by Purchaser pursuant to Section 3.4(a) prior to Closing, then Seller shall, at its sole election, select the remedy set forth in subsection (i) or (iii) above as the remedy for such Title Defect.

(e)           With respect to each Unit, Warranty Well or other Asset in Exhibit A-1 affected by Title Benefits reported under Section 3.4(b), subject to the Individual Benefit Deductible and the Aggregate Defect Deductible, the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit, Warranty Well or other Asset in Exhibit A-1 caused by such Title Benefits, as determined pursuant to Section 3.4(h).

(f)            Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a).

(g)           The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)                               if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)                              if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v)                                 notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)           The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit, Warranty Well or other Asset in Exhibit A-1 multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.

(i)            Seller and Purchaser shall attempt in good faith to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing.  If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such mutual agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(g) and Section 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation.  Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

(j)            Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $50,000 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects, taken together with the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects, exceeds a deductible in an amount equal to $17,000,000 (“Aggregate Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for which the Title Benefit Amount does not exceed $50,000 (“Individual Benefit Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Benefit unless the aggregate Title Benefit Amounts attributable to all such Title Benefits, exceeds a deductible in an amount equal to $17,000,000 (“Aggregate Benefit Deductible”), after which point adjustments to the Purchase Price shall be made only with respect to such Title Benefit Amounts in excess of such Aggregate Benefit Deductible.

Section 3.5            Casualty or Condemnation Loss.

(a)           From and after the Effective Time, but subject to the provisions of Section 3.5(b) and (c) below, Purchaser shall assume all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

(b)           Subject to the provisions of Section 8.1(e) and Section 8.2(e) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking, taken together with all other casualty losses and takings, exceeds $2,600,000, the transactions evidenced by this Agreement shall nevertheless be consummated and Purchaser shall elect by written notice to Seller prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to have Seller indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.4; provided, however, that notwithstanding anything herein provided to the contrary, Purchaser cannot require Seller to comply with the remedy set forth in item (i) of this Section 3.5(b) without Seller’s prior written consent.  In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss to the Assets as a result of such individual casualty or taking, taken together with all other casualty losses and takings, is $2,600,000 or less, the transaction evidenced by this Agreement shall nevertheless be consummated and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.6            Limitations on Applicability.

Subject to the following sentence, the right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arising under, the Conveyance transferring the Assets from Seller to Purchaser.

Section 3.7            Government Approvals Respecting Assets.

(a)           Federal and State Approvals.  Purchaser shall, within thirty (30) days after Closing and at Purchaser’s own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets.  Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its commercially reasonable efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets.  Purchaser shall provide Seller with the resignation and designation of operator instruments, and approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

(b)           Title Pending Governmental Approvals.  Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i)                                     Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii)                                  Purchaser shall be responsible for all Seller Assumed Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time; and

(iii)                               Seller shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing.

(c)           Denial of Required Governmental Approvals.  If the federal or state agency fails to do so within twenty-four (24) months after the Closing, Seller may continue to hold record title to the affected Leases and other affected Assets as Purchaser’s nominee or, at Seller’s option, it may terminate this Agreement and all its obligations hereunder as to the affected Leases and other affected portion of the Assets by giving sixty (60) days written notice to Purchaser.  Upon such termination:  (i) this Agreement shall be null and void and terminated as to the affected Leases and other affected portion of the Assets, (ii) Purchaser shall promptly reassign and return to Seller the assignment documents and any and all other documents, materials and data previously delivered to Purchaser with respect to the affected  Leases and other affected portion of the Assets, and (iii) Seller shall pay to Purchaser the Allocated Value of the affected Property (without interest), less the proceeds of Hydrocarbon production received by Purchaser (which Purchaser may retain as its sole property) net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by Purchaser which must be released prior to this payment) attributable to the affected Leases or other affected portion of the Assets from the Effective Time forward, plus interest payable on such net amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.  In no event, however, shall Seller ever be required to reimburse Purchaser for any expenditures associated with workovers, recompletions, sidetracks, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Seller or any of its Affiliates.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1            Assessment.

From and after the date of execution of this Agreement until the Closing Date, Seller shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the Assets, including the Records in accordance with Section 7.1.  During such period, Seller shall also make available to Purchaser, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligent investigation as Purchaser considers desirable.  Upon notice to Seller, Purchaser shall have the right to conduct an environmental assessment of all or any portion of the Properties (the “Assessment”), to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld), but only to the extent that Seller may grant such right without violating any obligations to any third party (provided that Seller shall use its commercially reasonable efforts to obtain any necessary third party consents to any Assessment to be conducted by Purchaser).  The Assessment shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4.  Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Properties (“Invasive Activity”), Purchaser shall furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities.  If any of the proposed activities may unreasonably interfere with normal operation of the Properties, Seller may request an appropriate modification of the proposed Invasive Activity.  Seller shall have the right to be present during any Assessment of the Properties and shall have the right, at its option and expense, to split samples with Purchaser.  After completing any Assessment of the Properties, Purchaser shall, at its sole cost and expense, restore the Properties to their condition prior to the commencement of such Assessment, unless Seller requests otherwise, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment.  Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential until the Closing occurs, unless disclosure of any facts discovered through such Assessment is required under any Laws.  Purchaser shall provide Seller with a copy of the final draft of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment or Invasive Activity conducted on the Properties.  In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser, Purchaser agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies; provided that, if Seller fails to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, such Person shall have the right to fully comply with such legal obligation.

Section 4.2            NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets.  Equipment and sites included in the Assets may contain Hazardous Materials, including NORM.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM.  Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3            Environmental Defects.

If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to the Assets, there exists a violation of an Environmental Law (other than with respect to NORM) (in each case, an “Environmental Defect”), then on or prior to April 17, 2007 (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”).  For all purposes of this Agreement, Purchaser shall be deemed to have waived any Environmental Defect which Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date.  To be effective, each such notice shall set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Warranty Wells and associated Assets affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount.  Commencing on February 15, 2007, Purchaser shall furnish Seller once every two (2) weeks until the Environmental Claim Date with an Environmental Defect Notice if any officer of Purchaser or its Affiliates discover or become aware of an Environmental Defect during such two (2) week period.  Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing.  If Seller disagrees with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing.  If the dispute cannot be resolved within ten (10) days of the first meeting of Purchaser and Seller, either party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”).  The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary.  After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party.  The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter.  The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party shall bear one-half of the costs and expenses of the Independent Expert.  The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $100,000 (“Individual Environmental Deductible”); and (b) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amount attributable to all such Environmental Defects, taken together with the aggregate Title Defect Amounts attributable to all uncured Title Defects, exceeds the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured

Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible.  To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

Section 4.4            Inspection Indemnity.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, REGARDLESS OF FAULT.  The indemnity obligation set forth in this Section 4.4 shall survive the Closing or termination of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1            Generally.

(a)           Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller or its Affiliates or those employees of Seller or any of its Affiliates who have responsibility for the Assets and who have the following titles:  General Manager and Production Engineering Manager.  “Actual knowledge” for purposes of this Agreement means information actually personally known by such Persons.

(b)           Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c)           Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.10, 11.11 and 11.12 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2            Existence and Qualification.

Each of APC and Howell is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets owned by it are located, except where the failure to so qualify would not have a Material Adverse Effect.  Each of AEP and KMOG is a limited partnership duly formed, validly existing and in good standing under the laws of the State of

Delaware and is duly qualified to do business as a foreign limited partnership where the Assets owned by it are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3            Power.

Seller has the corporate or partnership power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4            Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate or partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5            No Conflicts.

Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13 and the HSR Act, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation, bylaws, limited partnership agreement or similar governing documents of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

Section 5.6            Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7            Litigation.

With respect to the Assets and Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in: (i) Schedule 5.7(a), no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates; (ii) Schedule 5.7(a), to Seller’s knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (iii) Schedule 5.7(b), no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any Proceeding relating to the Assets which could have a Material Adverse Effect (excluding any notices relating to any Environmental Liabilities or Environmental Law).

Section 5.8            Taxes and Assessments.

(a)           With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8, (i) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (ii) such Tax Returns are true and correct in all material respects, and (iii) all Taxes due with respect to such Tax Returns have been paid, except those being contested in good faith.

(b)           With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8, (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (ii) there are no Proceedings against the Assets or Seller by any Governmental Body; and (iii) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9            Compliance with Laws.

Except as disclosed on Schedule 5.9, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any of the Assets, except where the failure to so comply would not have a Material Adverse Effect.  Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law.

Section 5.10          Contracts.

Except as disclosed on Schedule 5.10, to the knowledge of Seller, Seller has paid its share of all costs (including all Property Costs) payable by it under the contracts and agreements described in Schedule 1.2(d), or otherwise included in the Contracts.  Seller is in compliance and, to Seller’s knowledge, all counterparties are in compliance under all Contracts, except as disclosed on Schedule 5.10 and except for such non-compliance as would not, individually or the aggregate, have a Material Adverse Effect.

Section 5.11          Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11, (a) to the knowledge of Seller, all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to overriding royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas  without then or thereafter receiving full payment therefor.

Section 5.12          Governmental Authorizations.

To Seller’s knowledge, except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). To Seller’s knowledge, except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, (i) Seller has operated the Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.

Section 5.13          Preference Rights and Transfer Requirements.

To the knowledge of Seller, Schedule 5.13 sets forth all Preference Rights and Transfer Requirements contained in easements, rights-of-way or equipment leases included in the Assets. None of the other Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights and Transfer Requirements as are set forth on Schedule 5.13.

Section 5.14          Payout Balances.

To Seller’s knowledge, Schedule 5.14 contains a complete and accurate list of the status of any “payout” balance, as of the respective dates set forth therein, for the Wells and Units listed on Exhibit A-1 subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.15          Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $250,000 other than those shown on Schedule 5.15.

Section 5.16          Imbalances.

To Seller’s knowledge, Schedule 5.16 accurately sets forth in all material respects all of Seller’s Imbalances as of the respective dates set forth therein, arising with respect to the Assets and, except as disclosed in Schedule 5.16, (i) no Person is entitled to receive any material portion of Seller’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.  Except as set forth on Schedule 5.16, Seller has not received, or is not obligated to receive, prepayments (including payments for gas not taken pursuant to “take or pay” arrangements) for any of Seller’s share of the Hydrocarbons produced from the Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Properties after the Effective Time without then or thereafter receiving payment therefor.

Section 5.17          Condemnation.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.18          Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller.

Section 5.19          PUHCA/NGA.

Seller is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary” of a “holding company,” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended (“NGPA”). Seller is not a natural gas company within the meaning of the Natural Gas Act of 1938 (“NGA”), and neither Seller nor any of its Affiliates has operated any of the Assets in a manner that would subject Seller or any of its Affiliates to the jurisdiction of, or invoke regulation by, the Federal Energy Regulatory Commission under the NGPA or the NGA with respect to the Assets.

Section 5.20          Investment Company.

Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21          Production Allowables.

To Seller’s knowledge, Seller has not received written notice that there has been any change proposed in the production allowables for any Wells listed on Exhibit A-1.

Section 5.22          Plugging and Abandonment.

To Seller’s knowledge, since the Effective Time through the date of this Agreement, Seller has not abandoned, and is not in the process of abandoning, any Wells (nor has it removed, nor is it in the process of removing, any material items of Personal Property, except those replaced by items of substantially equivalent suitability and value).  Except as set forth in Schedule 5.22 or as otherwise would not have a Material Adverse Effect, there are no Wells located on the Leases or the Lands that:

(a)           Seller has received an order from any Governmental Body requiring that such Well be plugged and abandoned;

(b)           formerly produced but that are currently shut in or temporarily abandoned; and

(c)           have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Body having jurisdiction over the Properties.

Section 5.23          Foreign Person.

Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.24          Collective Bargaining Agreements.

Neither Seller or any of its Affiliates has agreed to recognize any labor union or other collective bargaining representative of, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of, any individual employed or otherwise engaged by Seller (or an Affiliate thereof) who is primarily involved in the business associated with the Assets.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1            Existence and Qualification.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 6.2            Power.

Purchaser has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3            Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4            No Conflicts.

Subject to compliance with the HSR Act, the execution, delivery and performance of this Agreement by Purchaser, and the  transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

Section 6.5            Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6            Litigation.

There are no Proceedings pending, or to the actual knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7            Financing.

At Closing, Purchaser will have sufficient sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.

Section 6.8            Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyance or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller.  Without limiting the generality of the foregoing, subject to Section 5.7, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.  Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files made available by Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and Seller’s representations and warranties contained in this Agreement.

Section 6.9            SEC Disclosure.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 6.10          Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser.

Section 6.11          Qualification.

As of Closing, Purchaser will be qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator.  To the extent required by the applicable Law, as of the Closing, Purchaser will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of the Assets.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1            Access.

(a)           From the date of this Agreement until the Closing, Seller shall cooperate with Purchaser and provide Purchaser and its representatives, consultants and advisors, reasonable access to the Assets and access to the Records, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction legally binding on Seller.  Purchaser shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and (ii) in a manner which will not unduly interfere with Seller’s operation of the Assets.  All information obtained by Purchaser and its representatives pursuant to this Section 7.1 shall be subject to the terms of that certain confidentiality agreement dated December 7, 2006 (the “Confidentiality Agreement”), by and between APC and Purchaser.

(b)           Seller shall use its commercially reasonable efforts to prepare, at the sole cost and expense of Purchaser, either (i) if relief is granted by the U.S. Securities and Exchange Commission, statements of revenues and direct operating expenses and all notes thereto related to the Assets or (ii) if such relief is not granted by the U.S. Securities and Exchange Commission, the financial statements required by the U.S. Securities and Exchange Commission (such financial statements set forth in the foregoing clauses (i) and (ii), as applicable, the “Statements of Revenues and Expenses”) in each case of clauses (i) and (ii), that will be required of Purchaser or any of its Affiliates in connection with reports, registration statements and other filings to be made by Purchaser or any of its Affiliates related to the transactions contemplated by this Agreement with the U.S. Securities and Exchange Commission pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited.  Seller (x) shall cooperate with and permit Purchaser to reasonably participate in the preparation of the Statements of Revenues and Expenses and (y) shall provide Purchaser and its representatives with reasonable access to the personnel of Seller and its Affiliates who engage in the preparation of the Statements of Revenues and Expenses.

(c)           Promptly after the date of this Agreement, Seller shall engage KPMG, LLP to perform an audit of the Statements of Revenues and Expenses and shall use commercially reasonable efforts to cause KPMG, LLP to issue unqualified opinions with respect to Statements of Revenues and Expenses (the Statements of Revenues and Expenses and related audit opinions being hereinafter referred to as the “Audited Financial Statements”) and provide its written consent for the use of its audit reports with respect to Statements of Revenues and Expenses in reports filed by Purchaser or any of its Affiliates under the Exchange Act or the Securities Act, as needed.  Purchaser shall reimburse Seller for all fees charged by KPMG, LLP pursuant to such engagement.  Seller shall take all action as may be necessary to facilitate the completion of such audit and delivery of the Audited Financial Statements to Purchaser or any of its Affiliates as soon as reasonably practicable, but no later than ten (10) days prior to the date that such Audited Financial Statements would be required to be filed by Purchaser or any of its Affiliates with a report on Form 8-K or an amendment thereto under the Exchange Act.  Seller shall provide to Purchaser a draft of the Audited Financial Statements no later than fifteen (15) days prior to the date that such Audited Financial Statements would be required to be filed by Purchaser or any of its Affiliates with a report on Form 8-K or an amendment thereto under the Exchange Act.  Seller shall keep Purchaser regularly informed regarding the progress of such audit and also shall periodically provide Purchaser with copies of drafts of the Audited Financial Statements and related audit opinions.

Section 7.2            Government Reviews.

(a)           Other than with respect to filings, negotiations and applications with respect to the HSR Act, which are addressed in Section 7.2(b), Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and

(b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

(b)           As promptly as practicable, and in any event not more than thirty (30) days following the date of this Agreement, Seller and Purchaser will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith.  Seller and Purchaser will request expedited treatment (i.e., early termination) of such filing.  Seller and Purchaser shall use commercially reasonable efforts to make all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section 7.2(b) and cooperate with each other and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.  All filing fees incurred in connection with the filings made pursuant to this Section 7.2 shall be borne fifty (50) percent by Seller and fifty (50) percent by Purchaser.

Section 7.3            Notification of Breaches.

Until the Closing,

(a)           Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller, as applicable, contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)           If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.  No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d)           There shall be no breach of the covenants in this Section as a result of a party’s failure to report a breach of any representation or warranty or a failure to perform or observe any covenant or agreement of which it had knowledge if the party subject to the breach or failure also had knowledge thereof prior to Closing.

Section 7.4            Letters-in-Lieu; Assignments; Operatorship.

(a)           Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated hereby.

(b)           Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c)           Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets.  Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be determined in accordance with the terms of such agreements. However, Seller will assist Purchaser in Purchaser’s efforts to succeed Seller as operator of any Wells and Units included in the Assets.  Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship.  For all Seller Operated Assets, Seller shall execute and deliver to Purchaser, and Purchaser shall promptly file the appropriate forms (including a change of operator card on the form established by the Department of Conservation, duly executed by Seller and naming Purchaser as the successor operator) with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.

Section 7.5            Public Announcements.

Until the Closing, neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that, Purchaser may disclose the existence and contents of this Agreement, the transactions contemplated hereby and information regarding the Assets to the Standard & Poor’s and Moody’s rating agencies and any actual or potential lenders or other financing sources of Purchaser.  At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6            Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (i) will operate the Assets and the business thereof in the ordinary course, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of $150,000, or make any capital expenditures in respect of the Assets in excess of $150,000, or terminate, materially amend, execute or extend any material Contracts affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for (A) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices or (B) transfers, farmouts, hypothecations, encumbrances or other dispositions of Assets, in one or more transactions, not exceeding $500,000 of consideration (in any form), in the aggregate, (vii) will not enter into any settlement or agreement with respect to Taxes, or make or change any election with respect to Taxes, relating to the Assets and (viii) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7            Preference Rights and Transfer Requirements.

(a)           The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements.  Prior to the Closing Date, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13 with respect to the transactions contemplated by this Agreement.  Seller shall use its commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)           If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)           If

(i)                                     a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)                                  an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)                               the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, then, unless otherwise agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings).  At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset and this Agreement, unless Seller and Purchaser agree to proceed with a closing on such Retained Asset, in which case Purchaser and Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained
Asset(s).

(d)           Purchaser acknowledges that Seller desires to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided.  Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement.  In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby.  Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8            Tax Matters.

(a)           Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to the Closing Date, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Closing Date.  Notwithstanding the foregoing, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes).  If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns for periods ending on or before the Closing Date (including any extensions requested).  Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns to be filed by Seller relating to the Assets and any supporting documentation to be provided by Seller to Governmental Bodies for Purchaser’s approval, which shall not be unreasonably withheld, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.  Purchaser shall file all Tax Returns covering Taxes treated as Property Costs that are required to be filed after the Closing Date unless covered above.  With respect to such Tax Returns covering a taxable period which includes the Effective Date, Purchaser shall provide a copy of such Tax Return to Seller within 30 days of filing for Seller’s approval, which shall not be unreasonably withheld.

(b)           Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each of Purchaser and Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the acquired assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal.  Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.

(c)           Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection of accommodating a 1031 exchange (as provided for under IRC Section 1031 of the Code).  Purchaser or Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code.  If Purchaser so elects, Purchaser may assign its rights under this Agreement to the

1031 Assets to the QI.  Seller hereby (i) consents to Purchaser’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to transfer all or a portion of the Assets into the qualified trust account at Closing as directed in writing by Purchaser.  Purchaser acknowledges and agrees that a whole or partial assignment of this Agreement to a QI shall not release Purchaser from any of its respective liabilities and obligations to Seller or expand any liabilities or obligations of Seller under this Agreement.  Neither party represents to the other that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange.  Seller shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of Purchaser’s Like-Kind Exchange, and Purchaser shall hold harmless and indemnify Seller from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

Section 7.9            Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.10          Reserved.

Section 7.11          Insurance; Financial Information.

(a)           Effective as of the Closing Date, Purchaser shall cause the following insurance to be carried and maintained with respect to the Assets: (i) general liability insurance with combined single limits per occurrence of not less than $1,000,000.00 for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which Purchaser may enter under the terms of this Agreement; and (ii) operators extra expense insurance with limits of not less than $1,000,000.00 per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability.

(b)           Between the date of this Agreement and the Closing Date, Seller shall deliver to the Chief Operating Officer of Purchaser copies of all production reports and daily drilling reports relating to Seller’s operation of the Assets promptly after the preparation thereof in the ordinary course of business.

Section 7.12          No Solicitation of Transactions.

So long as Purchaser is not in default of this Agreement or, if Purchaser is in default hereunder, Purchaser cures such default within ten (10) days after receiving written notice thereof from Seller, Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative or Affiliate, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the Assets or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Seller shall communicate as soon as reasonably practicable to Purchaser the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Purchaser.  Seller agrees not to release any third party from, or waive any provision of, any confidentiality agreement relating to the Assets to which Seller or any of its Affiliates is a party.  Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

Section 7.13          Transition Services Agreement.

Between the date hereof and the Closing Date, each of Seller and Purchaser shall use its reasonable efforts to negotiate in good faith a form of transition services agreement on terms that are mutually acceptable to Seller and Purchaser to be executed at Closing by Seller and Purchaser (the “Transition Services Agreement”).

Section 7.14          Employees.

As promptly as reasonably practical following the execution of this Agreement, the parties will use reasonable efforts to work together concerning employees.

Section 7.15          Hedges.

(a)           Seller has entered into the hedging transactions set forth on Schedule 7.15 (the “Hedging Transactions”) with the counterparties specified therein (the “Counterparties”).  Purchaser covenants and agrees that each of the Counterparties has agreed and will (i) allow the assignment by Seller to Purchaser at the Closing of all of the trades that are the subject of the Hedging Transactions and (ii) release Seller from any and all obligations and liabilities related or attributable to such Hedging Transactions upon such assignment.  The respective agreements between Seller and each Counterparty shall be evidenced by a Novation Agreement that is in form and substance reasonably acceptable to Seller.

(b)           At the Closing, Purchaser shall accept an assignment from Seller of all of the trades that are the subject of the Hedging Transactions and shall assume all obligations and liabilities attributable thereto pursuant to documentation required by the Counterparties.

(c)           Within five (5) Business Days of the termination by Purchaser or Seller, as the case may be, of this Agreement in accordance with Section 10.1, Seller shall furnish to Purchaser written notice of whether it elects to unwind the Hedging Transactions.  If Seller notifies Purchaser that it does not elect to unwind the Hedging Transactions, Purchaser shall have no further obligations whatsoever to Seller with respect to the Hedging Transactions.  However, if Seller notifies Purchaser that it elects to unwind the Hedging Transactions, Purchaser shall be obligated for and shall promptly pay, and Purchaser does hereby agree to indemnify and hold harmless Seller from and against, any and all Losses suffered by Seller resulting from or attributable to the Hedging Transactions and the unwind thereof unless the termination of this Agreement resulted from the default by Seller of its obligations under this Agreement, in which case Purchaser shall not be liable for such Losses.

Section 7.16          Contribution of Oklahoma Assets.

Purchaser has requested that Seller, at least ten (10) Business Days prior to Closing, (a) form a Delaware limited liability company and (b) contribute or otherwise transfer all of the Properties and other related Assets located in Oklahoma to such limited liability company prior to Closing.  Although Purchaser acknowledges that Seller is under no obligation to accommodate Purchaser’s request, Seller agrees to analyze such request and to notify Purchaser within ten (10) Business Days after the date hereof as to whether Seller agrees to accommodate such request.  In the event Seller elects to accommodate Purchaser’s request, Seller shall convey all membership interests of such Delaware limited liability company to Purchaser as part of the Assets at Closing.  Purchaser further acknowledges that if Seller elects not to accommodate Purchaser’s request, Purchaser shall nonetheless be obligated to consummate the transactions contemplated under this Agreement in accordance with the terms hereof.

Section 7.17          [RESERVED].

Section 7.18          Cure of Misrepresentations.

If any of the representations and warranties contained in Article 5 hereof are determined (whether by notice from Purchaser or otherwise) to have been untrue or incorrect as of the date of this Agreement, then any cure by Seller of same shall be at its own expense.

Section 7.19          NAGS.

Anadarko Gathering Company shall have the right to convey NAGS to any Permitted NAGS Buyer without the prior consent of Purchaser, but not to any other Person without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  As a condition to such conveyance, the Permitted NAGS Buyer shall acquire NAGS subject to the terms of the NAGS Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1            Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a)           Representations. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           Proceedings.  No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than ten percent (10%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

(d)           Deliveries.  Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3;

(e)           Title Defects.  The sum of all asserted but uncured Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, plus Environmental Defects Amounts attributable to Environmental Defects and plus Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than ten percent (10%) of the total unadjusted Purchase Price; and

(f)            HSR Act.  Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

Section 8.2            Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a)           Representations. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date;

(b)           Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           Proceedings.  No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than ten percent (10%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

(d)           Deliveries.  Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Seller under Section 9.2;

(e)           Title Defects.  The sum of all asserted but uncured Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, plus Environmental Defects Amounts attributable to Environmental Defects and plus Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than ten percent (10%) of the unadjusted Purchase Price;

(f)            HSR Act.  Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(g)           Required Transfer Requirements.  The sum of all Allocated Values for all Retained Assets resulting from Transfer Requirements that have not been obtained or waived prior to Closing shall not exceed $17,200,000.

ARTICLE 9
CLOSING

Section 9.1            Time and Place of Closing.

(a)           Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), the Closing shall take place at 10:00 a.m., local time, on May 2, 2007, at the offices of Fulbright & Jaworski L.L.P., Houston, Texas, unless another date, time or place is mutually agreed to in writing by Purchaser and Seller.  If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to the foregoing sentence of this Section 9.1(a), then the Closing shall occur on a date thereafter that is the third Business Day after the satisfaction or waiver of all such conditions.

(b)           The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2            Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)           the Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)           letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c)           a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)           a legal opinion of APC’s Associate General Counsel, dated as of the Closing, regarding the due authorization, execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser;

(e)           the Transition Services Agreement, duly executed by Seller; and

(f)            the Seismic License, duly executed by Seller.

Section 9.3            Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a)           a wire transfer of the Closing Payment, in same-day funds;

(b)           the Conveyance, duly executed by Purchaser;

(c)           letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(d)           a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e)           a legal opinion of counsel to Purchaser, dated as of the Closing, regarding the due authorization, execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby, in form and substance reasonably satisfactory to Seller;

(f)            the Transition Services Agreement, duly executed by Purchaser; and

(g)           the Seismic License, duly executed by Purchaser.

Section 9.4            Closing Adjustments.

(a)           Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2.  The estimate delivered in accordance with this Section

9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the preliminary settlement statement with Seller; provided, however, Seller shall not be required to make any change thereto to which Seller does not agree.

(b)           As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Agreed Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”). Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item.  Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement.  Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.  As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller and Purchaser shall undertake to agree on the final statement of the Final Purchase Price no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”).  In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to Ernst & Young LLP, or such other nationally-recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the “Agreed Accounting Firm”).  If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Purchaser shall each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm.  The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Purchaser in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments.  Each party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such party or its Affiliates (and such parties’ independent public accountants).  The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including, but not limited to, making available books, records and, as available, personnel as reasonably required.  The Agreed Accounting Firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4.  The Agreed Accounting Firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof.  In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm shall not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Asset Value more than the decrease proposed by Purchaser, as applicable, and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date both Purchaser and Seller have executed the final settlement statement.

(c)           All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Anadarko Petroleum Corporation, Account No. 5762707 at JPMorgan Chase, Chicago, IL, ABA No. 021000021, for the credit of Seller or to such other bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1          Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by either Seller or Purchaser, if:

(i)                                     the Closing shall not have occurred on or before June 1, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)                                  there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable;

(c)           by Seller, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (ii) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (i) and (ii), such misrepresentation, or breach of warranty, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or

(d)           by Purchaser, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (ii) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.

Section 10.2          Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.4, Section 5.6, Section 6.5, Section 7.5, Section 7.15, Section 11.10, Section 11.11 and Section 11.12 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12 (other than Section 12.6), all of which shall continue in full force and effect).  Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement.

Section 10.3          Distribution of Deposit Upon Termination.

(a)           If Seller terminates this Agreement (i) because Purchaser has failed to comply with any provision of Sections 8.1(a), 8.1(b) or 8.1(d); or (ii) as the result of any default or breach by Purchaser of Purchaser’s obligations hereunder, then Seller may retain the Deposit, as its sole and exclusive remedy as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto.  It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.

(b)           If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then Seller shall deliver the Deposit to Purchaser without interest thereon, free of any claims by Seller or any other Person with respect thereto after Purchaser has satisfied its obligations under Section 7.15.

(c)           Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1          Receipts.

Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit  the same promptly to Seller.

Section 11.2          Expenses.

Except for Royalty Amounts and except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is wholly responsible and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable without the prior written consent of Seller, such consent not to be unreasonably withheld. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.

Section 11.3          Assumed Seller Obligations.

Subject to the indemnification by Seller under  Section 11.5, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases or with respect to the Mineral Interests and related contracts, or as required by applicable Laws, and (h) pay working interests, royalties, overriding royalties and other interests payable to third parties on account of production from the Assets other than any royalties owed on account of production from the Properties before the Closing Date as a result of or attributable to the resolution of the Royalty Actions (collectively, “Royalty Amounts”) (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities of Seller to the extent that they are (such excluded obligations and liabilities, the “Excluded Seller Obligations”):

(i)                                     attributable to or arise out of the Excluded Assets;

(ii)                                  except for Royalty Amounts and except to the extent covered by Section 11.3(v)(D) below, the continuing responsibility of Seller under Section 11.1 or Section 11.2;

(iii)                               attributable to or arising out of matters for which Seller is required to indemnify Purchaser under Section 11.5(c);

(iv)                              except for Royalty Amounts, Property Costs for which Seller is responsible pursuant to Section 1.4(b);

(v)                                 (A) attributable to or arising out of Proceedings set forth under Category 1 on Schedule 5.7(a), (B) Losses owed as a result of the resolution of the Proceeding listed in item 6 under Category 3 on Schedule 5.7(a) to the extent such Losses result from or are attributable to production from the Properties occurring before the Closing Date, (C) Losses owed as a result of the resolution of the Proceeding listed in item 7 under Category 3 on Schedule 5.7(a) to the extent such Losses result from or are attributable to actions occurring before the Closing Date, (D) royalties owed on account of production from the Properties before the Closing Date as a result of or attributable to the resolution of the Royalty Actions and all other Losses owed as a result of the resolution of the Royalty Actions to the extent such Losses result from or are attributable to production from such Properties before the Closing Date, (E) Proceedings arising out of or attributable to Seller’s ownership or operation of the Assets arising after the date hereof but before Closing, or (F) Proceedings that arise after Closing for personal injury or death arising and occurring before Closing which is attributable to Seller’s (or its Affiliates’) ownership or operation of the Assets;

(vi)                              attributable to or arise out of any noncompliance of Law set forth on Schedule 5.7(b);

(vii)                           Retained Employee Liabilities; or

(viii)                        attributable to or arise out of any off-site Environmental Liabilities occurring prior to the Closing Date that relate to the Assets.

Section 11.4          Survival.

(a)           All representations and warranties of Seller and Purchaser contained herein shall survive the Closing Date and shall terminate on the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 5.3, Section 5.4, Section 5.6, Section 5.8, Section 6.2, Section 6.3, and Section 6.5 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period.  Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement.  The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 11.4(a).  If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.  A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 11.5          Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 11, Seller shall jointly and severally indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(a)           any breach of any representation or warranty of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement; and

(c)           any Excluded Seller Obligations.

Section 11.6          Indemnification by Purchaser.

From and after the Closing, subject to the terms and conditions of this Article 11, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, consultants, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller’s successors, permitted assigns of this Agreement and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a)           any breach of any representation or warranty of Purchaser contained in this Agreement or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c)           the ownership, use or operation of the Assets after the Effective Time;

(d)           the Assumed Seller Obligations REGARDLESS OF FAULT; and

(e)           Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT.

Section 11.7          Indemnification Proceedings.

(a)           In the event that any claim or demand for which Seller or Purchaser (such Person, an “Indemnifying Party”) may be liable to an Purchaser Indemnified Person under Section 11.5 or to an Seller Indemnified Person under Section 11.6 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim,”) the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.7, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.  The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim).  If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).  If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party.  The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder.  The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.8          Limitations on Indemnities.

(a)           Notwithstanding the foregoing, (i) Seller shall not be obligated to indemnify any Purchaser Indemnified Persons for Losses pursuant to Section 11.5(a), and Purchaser shall not be obligated to indemnify the Seller Indemnified Persons for Losses pursuant to Section

11.6(a), in each case, pursuant to this Article 11 unless and until the amount of all Losses incurred by any Purchaser Indemnified Persons, or by any Seller Indemnified Persons, as the case may be, exceeds, in the aggregate, $21,500,000 (the “Deductible”), in which event the party or parties seeking indemnity may recover all Losses incurred in excess of the Deductible, and (i) Seller’s maximum liability for Losses pursuant to Section 11.5(a), and Purchaser’s maximum liability for Losses pursuant to Section 11.6(a), in each case, shall be $215,000,000 (the “Maximum Indemnity Amount”); provided, however, that, notwithstanding the foregoing, the Deductible and the Maximum Indemnity Amount shall not apply to (and the Indemnified Parties shall be entitled to be indemnified for all Losses relating to) any claims based on the occurrence of common law actual fraud and (B) any claims asserted under Section 11.5(a), or Section 11.6(a) insofar as such claims relate to any breach of Fundamental Representations or any certificate to the extent based on any such Fundamental Representation.

(b)           Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(c)           The liability of any party under Article 11 shall be in addition to, and not exclusive of, any other liability that such party may have at Law or equity based on such party’s common law actual fraud.  None of the provisions set forth in this Agreement, including, but not limited to, the provisions set forth in Section 3.4(j) (relating to the Individual Defect Deductible), Section 11.4(b) (relating to limitations on the period during which a claim for indemnification may be brought) or Section 11.8(a) (relating to the Deductible), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at Law or equity based on any other party’s common law actual fraud, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for common law actual fraud, (ii) the time period during which a claim for common law actual fraud may be brought or (iii) the recourse which any such party may seek against another party with respect to a claim for common law actual fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 11.8(c), nor any reference to this Section 11.8(c) throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for common law actual fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

Section 11.9          Release.

EXCEPT WITH RESPECT TO SECTION 5.7 AND POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3, PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.10       Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR  RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES 2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE  MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)           EXCEPT AS REPRESENTED IN SECTION 5.7, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND

NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.11       Waiver of Trade Practices Acts.

(a)           It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”) or the Louisiana unfair trade practices and consumer protection law, La. R.S. 51:1402, et seq. (the “UTPCPL”).  As such, Purchaser hereby waives the applicability of the DTPA and the UTPCPL to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA and/or the UTPCPL, whether such duties, rights and remedies are applied directly by the DTPA or the UTPCPL itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA.  Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)           Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and the UTPCPL and this waiver of the DTPA and the UTPCPL.  Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA and the UTPCPL.

Section 11.12       Redhibition Waiver.

Purchaser waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2475 and 2520 through 2548, and acknowledges that this express waiver shall be considered a material and integral part of this transaction and the consideration thereof.  Purchaser acknowledges that this waiver has been brought to its attention and has been explained in detail and that Purchaser has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Assets.

Section 11.13       Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties and/or parishes and provide Seller with copies of all recorded or approved instruments.  The Conveyance is intended to convey all of the Properties being conveyed pursuant to this Agreement.  Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered by other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B.  Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 12
MISCELLANEOUS

Section 12.1          Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2          Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Anadarko Petroleum Corporation
Anadarko E&P Company LP
Howell Petroleum Corporation
Kerr-McGee Oil & Gas Onshore LP
1201 Lake Robbins Drive
The Woodlands, TX 77380
	Attention:	Transaction Manager, Business Development
	Telephone:	(832)636-3088
	Telecopy:	(832)636-5889

With a copy to (which:	Anadarko Petroleum Corporation
shall not constitute	1201 Lake Robbins Drive
notice to Seller):	The Woodlands, TX 77380
	Attention:	Associate General Counsel
Oil, Gas and Minerals
	Telephone:	(832)636-7530
	Telecopy:	(832)636-5889

If to Purchaser:	EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
	Attention:	William L. Boeing
	Telephone:	(214) 368-2084
	Telecopy:	(214) 706-3409
With a copy to (which
shall not constitute
notice to Purchaser):	Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
	Attention:	Jeffrey A. Chapman

Telephone:	(214) 220-7797
Telecopy:	(214) 999-7797
Attention:	P. Gregory Hidalgo
Telephone:	(214) 220-7959
Telecopy:	(214) 999-7959

Either party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3          Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement.  Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller or to the appropriate Governmental Body.  If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 12.4          Expenses.

Except as otherwise expressly provided in Section 12.3 or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5          Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Purchaser shall eliminate the names “Anadarko Petroleum Corporation”, “Anadarko” and any variants thereof and any names of Seller’s Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6          Replacement of Bonds, Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any of its Affiliates with Governmental Bodies and relating to the Assets may be transferable to Purchaser.  Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or any of its Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.7          Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.

Section 12.8          Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9          Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10       Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party.  Purchaser shall have the right to designate an Affiliate to take title to the Assets located in Oklahoma and Kansas by providing written notice thereof to Seller no later than ten (10) Business Days prior to the Closing Date; provided, however, that no such designation shall relieve Purchaser from any of its obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11       Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12       Amendment.

(a)           This Agreement may be amended or modified only by an agreement in writing executed by the  parties hereto.

(b)           No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13       No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a party to this Agreement).

Section 12.14       References.

In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)            “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(g)           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 12.15       Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.16       Conspicuousness.

The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.17       Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 12.18       Time of Essence.

Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19       Affiliate Liability.

Each of the following is herein referred to, for purposes of this Section 12.19, as an “Purchaser Affiliate”: (i) any direct or indirect holder of equity interests in Purchaser (whether shareholders or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (a) Purchaser or (b) any Affiliate of Purchaser.  Except to the extent that a Purchaser Affiliate is an express signatory and party hereto, no Purchaser Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Seller hereby waives and releases all claims of any such liability and obligation.

Section 12.20       Schedules.

The disclosures in any Schedule must relate only to the representations and warranties in the Section of this Agreement to which it expressly relates and not to any other representation or warranty in this Agreement, unless some other representation and warranty is specifically and clearly referred to in such Schedule.

Section 12.21       Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

ANADARKO PETROLEUM CORPORATION

By:	/s/ ALBERT L. RICHEY
Albert L. Richey
Vice President, Corporate Development

ANADARKO E&P COMPANY LP

By:	/s/ ALBERT L. RICHEY
Albert L. Richey
Vice President, Corporate Development

HOWELL PETROLEUM CORPORATION

By:	/s/ ALBERT L. RICHEY
Albert L. Richey
Vice President, Corporate Development

KERR-MCGEE OIL & GAS ONSHORE LP

By:	/s/ ALBERT L. RICHEY
Albert L. Richey
Vice President

PURCHASER

EXCO RESOURCES, INC.

By:	/s/ JOHN D. JACOBI
Name: John D. Jacobi
Title: Vice President , Business Development